Exhibit 17

                      TRANSACTION IN SHARES OF THE COMPANY

                     The Reporting Persons engaged in the following transactions in Shares of the Company since the most recent filing on Schedule 13D. All transactions involved sales of Shares on the New York Stock Exchange, except as otherwise indicated.


Reporting Person
   With Direct
   Beneficial                  Date of                    Number of                   Price Per Share
    Ownership                Transaction                   Shares                  (Excluding Commission)
    ---------                -----------                   ------                  ----------------------
Greenbelt                      08/13/02                     (9,500)                       8.0982

Greentree*                     08/13/02                   (100,000)                       8.00

Kingsley*                      08/13/02                    100,000                        8.00

Greenbelt                      08/14/02                     (8,300)                       8.0078

Greenbelt                      08/16/02                    (11,600)                       8.0248

Greentree                      08/19/02                     (2,000)                       8.155

Greentree                      08/22/02                    (12,200)                       8.38

Greenbelt                      08/27/02                     (3,500)                       8.05

Greenbelt**                    08/28/02                   (293,200)                       7.8213

Greenbelt**                    08/29/02                   (169,900)                       7.5823




-------------------------------------



* Kingsley purchased Shares from Greentree in a privately negotiated transaction.

** Third market sale.







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